Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS FIRST QUARTER 2021 RESULTS

Greenwich, CT, USA, May 10, 2021. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the first quarter of 2021.

Highlights for the First Quarter and Recent Events

--	Reported net loss attributable to Diamond S of $33.6 million, or net loss of $0.84 basic and diluted earnings per share, and Adjusted EBITDA (see Non-GAAP Measures section below) of $5.2 million. The reported net loss includes one-time items associated with the entry into the Merger Agreement (as such term is defined herein) of $4.8 million. Excluding the Merger Agreement expenses, the net loss was $28.8 million, or $0.72 per share.

--	Net debt at March 31, 2021 was $560.0 million, implying a net debt to asset value leverage ratio of approximately 44% based on broker valuations as of December 2020. At quarter end, total free liquidity available to the Company above bank minimum cash requirements was $78.8 million.

--	Delivered two vessels, the Aias and Amoureux, previously announced as sold, to their buyers in early January and mid-February 2021, respectively.

--	On March 31, 2021, the Company announced that on March 30, 2021, Diamond S, International Seaways, Inc., a Republic of the Marshall Islands corporation (“INSW”), and Dispatch Transaction Sub, Inc., a Republic of the Marshall Islands corporation and wholly-owned subsidiary of INSW (“Merger Sub”), had entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Diamond S and INSW have agreed, subject to the terms and conditions of the Merger Agreement, to effect a stock-for-stock merger of their respective businesses whereby Merger Sub will merge with and into Diamond S, resulting in Diamond S surviving the merger as a wholly owned subsidiary of INSW (the “Merger”). Subsequent to the Merger, INSW and Diamond S shareholders will own approximately 55.75% and 44.25% of the combined company, respectively, using fully diluted share counts as of March 30, 2021. The Merger will create the second largest US-listed tanker company by vessel count and the third largest by deadweight (“dwt”). The Merger is expected to close in the third quarter of 2021, subject to approval by the shareholders of INSW and Diamond S, regulatory approvals and other customary closing conditions.

--	As of May 7, 2021, approximately 50% of Crude Fleet revenue days operating in the spot market in the second quarter of 2021 have been fixed at an average rate of approximately $12,300 per day. In the Product Fleet, approximately 52% of revenue days operating in the spot market in the second quarter of 2021 have been fixed at an average rate of approximately $10,800 per day. The Product Fleet includes a weighted average blend of MR2 vessels, fixed for approximately 53% of second quarter revenue days at an average rate of $10,800 per day, and MR1 vessels, fixed for approximately 40% of second quarter revenue days at an average rate of $10,400 per day.

First Quarter 2021 Results

Reported net loss attributable to Diamond S for the first quarter of 2021 was $33.6 million, or net loss of $0.84 basic and diluted earnings per share. Excluding one-time items associated with the Merger of $4.8 million, the net loss was $28.8 million or $0.72 per share compared to a net income of $45.0 million, or $1.13 per basic and $1.12 per diluted share, for the first quarter of 2020. The decrease in net income for the first quarter of 2021 compared to the first quarter of 2020 is primarily related to weaker tanker market conditions driven by the global pandemic.

The Company groups its business primarily by commodity transported and segments its fleet into a 14-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 13 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $54.7 million for the first quarter of 2021 compared to $135.0 million for the first quarter of 2020. Net revenues from the Crude Fleet were $15.7 million in the first quarter of 2021 compared to $62.3 million for the first quarter of 2020. The decrease in net revenues for the Crude Fleet were primarily due to the continued impact of the pandemic on global oil demand. Net revenues from the Product Fleet were $39.0 million in the first quarter of 2021 compared to $72.7 million for the first quarter of 2020. The decrease in net revenues in the Product Fleet were driven by the same factors as the Crude Fleet.

Vessel expenses were $41.9 million for the first quarter of 2021 compared to $41.5 million for the first quarter of 2020. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, increased by $0.4 million primarily due to timing of crew reliefs and logistics for delivery of services.

Depreciation and amortization expense was $28.1 million in the first quarter of 2021 compared to $28.8 million for the first quarter of 2020. The decrease of $0.7 million is due to the decrease in depreciation and amortization expense related to the sales of the Aias and Amoureux, which were delivered in Q1 2021.

General and administrative expenses were $6.5 million in the first quarter of 2021 compared to $8.1 million for the first quarter of 2020. The decrease of $1.6 million in the first quarter of 2021 is attributable to the strategic change in commercial managers in the Product Fleet, which transitioned from an in-house MR desk of salaried employees to external managers in the Norient Product Pool, a decline in travel expenses due to the pandemic and a decline in legal and accounting professional fees.

Other corporate expenses was $4.8 million for the three months ended March 31, 2021, which primarily consist of legal invoices and investment bank opinion fees related to the Merger Agreement.

Interest expense was $6.2 million in the first quarter of 2021 compared to $11.4 million for the first quarter of 2020. Interest expense decreased in the first quarter of 2021 due to a lower average debt balance as a result of debt repayments and a decrease in the effective interest rate. Total gross debt outstanding as of March 31, 2021 was $657.6 million compared to $855.7 million as of March 31, 2020, or 23% lower than the gross debt outstanding as of March 31, 2020.

Other income, which consists primarily of interest income, was less than $0.1 million in the first quarter of 2021, compared to $0.3 million for the first quarter of 2020.

Liquidity

As of March 31, 2021, the Company had $82.1 million in cash and restricted cash and $53.0 million available under its revolving credit facility. Available liquidity as of March 31, 2021 was $78.8 million, net of $56.3 million in restricted cash and minimum cash required by debt covenants.

Conference Call

Following the previously announced entry into a Merger Agreement and pendency of the Merger, the Company will not be hosting a conference call in conjunction with is first quarter 2021 earnings release and does not expect to do so in future quarters. Please direct any questions regarding this earnings release to Diamond S Shipping’s Investor Relations, IR@diamondsshipping.com.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 64 vessels on the water, including 13 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including, but not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements herein are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Such statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company is making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated. Some of the factors that could cause our actual results or conditions to differ materially include, but are not limited to, unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; the duration and impact of the COVID-19 (coronavirus) outbreak; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of March 31, 2021 and December 31, 2020

(In Thousands, except for share and per share data)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$75,824	$98,059
Due from charterers – Net of provision for doubtful accounts of $1,766 and $1,577, respectively	41,048	39,141
Inventories	21,124	17,457
Vessels held for sale	—	45,351
Prepaid expenses and other current assets	10,934	7,737
Restricted cash	6,267	6,140
Total current assets	155,197	213,885

Noncurrent assets:
Vessels – Net of accumulated depreciation of $675,199 and $650,259, respectively	1,677,758	1,702,749
Other property – Net of accumulated depreciation of $957 and $886, respectively	288	359
Deferred drydocking costs – Net of accumulated amortization of $30,359 and $27,343, respectively	29,375	32,391
Advances to Norient pool	8,001	8,001
Time charter contracts acquired – Net of accumulated amortization of $5,267 and $4,686, respectively	1,633	2,214
Derivative asset	424	—
Other noncurrent assets	4,216	2,244
Total noncurrent assets	1,721,695	1,747,958
Total assets	$1,876,892	$1,961,843

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$169,923	$196,325
Accounts payable and accrued expenses	29,071	25,817
Deferred charter hire revenue	3,190	3,051
Derivative liability	510	580
Total current liabilities	202,694	225,773

Long-term debt – Net of deferred financing costs of $11,636 and $12,531, respectively	476,060	506,065
Derivative liability	—	569
Total liabilities	678,754	732,407

Equity:
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,974,360 and 39,968,323 shares at March 31, 2021 and December 31, 2020, respectively	40	40
Treasury stock – at cost; 137,289 shares at March 31, 2021 and December 31, 2020	(1,418)	(1,418)
Additional paid-in capital	1,242,908	1,241,822
Accumulated other comprehensive loss	(86)	(1,149)
Accumulated deficit	(78,892)	(45,250)
Total Diamond S Shipping Inc. equity	1,162,552	1,194,045
Noncontrolling interests	35,586	35,391
Total equity	1,198,138	1,229,436
Total liabilities and equity	$1,876,892	$1,961,843

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three Months Ended March 31, 2021 and 2020

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenue:
Voyage revenue	$48,801	$187,652
Time charter revenue	14,851	22,073
Pool revenue	24,068	—
Total revenue	87,720	209,725

Operating expenses:
Voyage expenses	33,050	74,681
Vessel expenses	41,962	41,536
Depreciation and amortization expense	28,051	28,760
General and administrative expenses	6,518	8,124
Other corporate expenses	4,780	—
Total operating expenses	114,361	153,101
Operating (loss) income	(26,641)	56,624
Other (expense) income:
Interest expense	(6,171)	(11,376)
Other income	2	333
Total other expense – Net	(6,169)	(11,043)
Net (loss) income	(32,810)	45,581
Less: Net income attributable to noncontrolling interest(1)	832	537
Net (loss) income attributable to Diamond S Shipping Inc.	$(33,642)	$45,044

Net (loss) income per share – basic	$(0.84)	$1.13
Net (loss) income per share – diluted	$(0.84)	$1.12

Weighted average common shares outstanding – basic	39,974,360	39,891,346
Weighted average common shares outstanding – diluted	39,974,360	40,159,966

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Three Months Ended March 31, 2021 and 2020

(In Thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Cash flows from Operating Activities:
Net (loss) income	$(32,810)	$45,581
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	28,051	28,760
Amortization of deferred financing costs	895	884
Amortization of time charter hire contracts acquired	581	740
Stock-based compensation expense	1,086	1,334
Changes in assets and liabilities	(5,160)	(4,827)
Payments for drydocking	(1,330)	(1,533)
Net cash (used in) provided by operating activities	(8,687)	70,939

Cash flows from Investing Activities:
Proceeds from sale of vessels	46,240	—
Payments for vessel additions and other property	(1,722)	(1,513)
Net cash provided by (used in) investing activities	44,518	(1,513)

Cash flows from Financing Activities:
Principal payments on long-term debt	(57,302)	(33,597)
Repayments on revolving credit facilities	—	(5,000)
NT Suez Holdco LLC distribution	(637)	(1,568)
Shares repurchased	—	(1,418)
Cash paid to net settle employee withholding taxes on equity awards	—	(485)
Net cash used in financing activities	(57,939)	(42,068)
Net (decrease) increase in cash, cash equivalents and restricted cash	(22,109)	27,358
Cash, cash equivalents and restricted cash – Beginning of period	104,199	89,219
Cash, cash equivalents and restricted cash – End of period	$82,091	$116,577

Supplemental disclosures:
Cash paid for interest	$5,156	$11,889
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$406	$151

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Crude & Product Operating Data

(Unaudited)

	For the Three Months Ended March 31,
	2021		2020
	Crude Fleet	Product Fleet(A)	Crude Fleet	Product Fleet(A)
Time Charter TCE per day(1)	$26,370	$13,700	$26,388	$14,160
Spot TCE per day (1),(2)	10,643	8,470	46,725	16,426
Total TCE per day(1),(2)	$13,987	$9,039	$42,855	$15,947
Vessel operating expenses per day(3)	$7,266	$7,139	$7,429	$6,660
Revenue days(4)	1,257	4,449	1,429	4,515
Operating days(4)	1,260	4,500	1,456	4,550

	For the Three Months Ended March 31,
	2021		2020
	MR Fleet	Handy Fleet	MR Fleet	Handy Fleet
Time Charter TCE per day(1)	$13,585	$14,756	$14,818	$12,072
Spot TCE per day (1),(2)	8,720	6,695	16,614	14,480
Total TCE per day(1),(2)	$9,262	$7,410	$16,286	$13,462
Vessel operating expenses per day(3)	$7,111	$7,348	$6,623	$6,955
Revenue days(4)	3,913	536	3,974	542
Operating days(4)	3,960	540	4,004	546

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period. Voyage revenues, as presented in the income statement, are reported under a load-to-discharge basis under U.S. GAAP. A reconciliation is provided in the Non-GAAP Measures section of the press release.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that are presented in this press release and that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

	For the Three Months Ended March 31,
	2021		2020
(in thousands of U.S. dollars, except fleet data)	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$29,938	$57,782	$90,628	$119,097
Voyage expense	(14,259)	(18,791)	(28,349)	(46,332)
Amortization of time charter contracts acquired	581	-	581	159
Off-hire bunkers in voyage expenses	14	76	135	74
Commercial management pool fees	-	1,308	-	-
Load-to-discharge/Discharge-to-discharge	1,886	(164)	(1,770)	(976)
Revenue from sold vessels	(582)	-	-	(15)
TCE Revenue	$17,578	$40,211	$61,225	$72,007
Operating days	1,260	4,500	1,456	4,550
Off-hire/Dry Docking days	3	51	27	35
Revenue days	1,257	4,449	1,429	4,515
TCE per day	$13,987	$9,039	$42,855	$15,947

Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income (loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income/(loss), as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	For the Three Months Ended March 31,
(in thousands of U.S. dollars)	2021	2020
Net income (loss)	$(32,810)	$45,581
Total other expense, net	6,169	11,043
Operating income	(26,641)	56,624
Depreciation and amortization	28,051	28,760
Noncontrolling interest	(1,633)	(1,442)
EBITDA	$(223)	$83,942
Fair value of TC amortization	581	740
Nonrecurring corporate expenses	4,809	-
Adjusted EBITDA	$5,167	$84,682